  Exhibit 99.1

Contacts: Melissa A. Waterhouse Chief Executive Officer (800) 227-1243, Ext 107

FOR IMMEDIATE RELEASE:

ABMC REPORTS FIRST QUARTER 2021 RESULTS

Kinderhook, N.Y., May 20, 2021 – American Bio Medica Corporation (OTCQB: ABMC) today announced financial results for the three months ended March 31, 2021.

Chief Executive Officer Melissa A. Waterhouse stated, “As I indicated in April 2021, sales of Covid-19 tests have declined significantly from previous levels. In the middle of the first quarter 2021, we were also informed by the manufacturer of the Covid-19 Rapid Antigen test that we could no longer offer the Covid-19 antigen test for sale in the United States. This obviously hampered our sales efforts. In late April 2021, we did secure the ability to offer a Covid-19 antigen/Influenza combination test (from an unrelated third party) along with another rapid Covid-19 antibody test (as an alternative to the Healgen antibody test as it has expanded use under the Emergency Use Authorization (“EUA”) policy set forth by the United States Food and Drug Administration (FDA). As with the other Covid-19 tests we are offering, the tests will be marketed in full compliance with the EUA policy. “

“Unfortunately, although we have seen sporadic improvement in drug testing sales, the uncertainty in our core drug testing markets continued in the first quarter 2021 as government agencies, businesses and clinical customers are still trying to financially recover from the pandemic. We are hopeful our core markets will become more stable as we get further into 2021. In the First Quarter 2021, we began discussions with contract manufacturing customers to resume sales given the introduction of Covid-19 vaccines and the belief that the need for their products will resume. We have open purchase orders (from 2020) with both customers and we expect to ship those orders in the second quarter of 2021. One of the customers also placed an additional (new) order in April 2021. In addition, we are starting a pilot with a potential new contact manufacturer customer later this month. If all goes well, we do expect this account to have a positive impact on sales in 2021 but, it is too soon to know the level of impact.”

Waterhouse continued, “Operating expenses increased $153,000 in the first quarter 2021 compared to the first quarter 2020. This increase was solely in general and administrative and was due to increased fees associated with debt as well as increased accounting fees for the Fiscal 2020 audit. We will continue to make every effort possible to control operating costs and manufacturing costs.”

 Financial Highlights

● Net sales in the first quarter 2021 were $566,000, compared to net sales of $729,000 in the first quarter 2020, a decrease of $163,000, or 22.4%.

● Operating loss was $509,000 in the first quarter 2021, compared to an operating loss of $271,000 in the first quarter 2020.

● Net loss was $556,000 in the first quarter 2021, or $(0.01) per shares, compared to a net loss of $325,000, or $(0.01) per share in the first quarter 2020.

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits; primarily point of collection tests for drugs of abuse. ABMC also provides contract manufacturing services related to certain infectious diseases; such as malaria and RSV and, distributes a rapid test to detect Covid-19 antibodies, a RT-PCR test to detect Covid-19 and a rapid Covid-19 antigen test.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, future sales and profit levels of the rapid antibody test, RT-PCR test and rapid antigen test for Covid-19 that we are distributing, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2020, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

 (financial tables follow)

AMERICAN BIO MEDICA CORPORATION
Condensed Statements of Operations

(unaudited)
	For the three	For the three
	months ended	months ended
	March 31, 2021	March 31, 2020

Net sales	$566,000	$729,000
Cost of goods sold	461,000	539,000
Gross profit	105,000	190,000

Operating expenses:
Research and development	20,000	34,000
Selling and marketing	83,000	88,000
General and administrative	511,000	339,000
Total operating expenses	614,000	461,000

Operating loss	(509,000)	(271,000)

Other expense	(47,000)	(54,000)

Net loss before tax	(556,000)	(325,000)

Income tax expense	0	0

Net loss	$(556,000)	$(325,000)

Basic & diluted (loss) / income per common share	$(0.01)	$(0.01)

Weighted average shares outstanding – basic	38,859,032	33,968,523
Weighted average shares outstanding – diluted	38,859,032	33,968,523

(Condensed Balance Sheets follow)

American Bio Medica Corporation
Condensed Balance Sheets
	March 31,	December 31,
	2021 (unaudited)	2020
ASSETS
Current Assets
Cash and cash equivalents	$63,000	$98,000
Accounts receivable, net of allowance for doubtful accounts of $5,000 at March 31, 2021 and $22,000 December 31, 2020	337,000	407,000
Inventory, net of allowance of $300,000 at March 31, 2021 and $279,000 at December 31, 2020	507,000	536,000
Prepaid expenses and other current assets	106,000	104,000
Right of Use Asset – Operating Leases	35,000	35,000
Total current assets	1,048,000	1,180,000
Property, plant and equipment, net	560,000	576,000
Patents, net	106,000	108,000
Right of Use Asset – Operating Leases	32,000	41,000
Other assets	21,000	21,000
Total assets	$1,767,000	$1,926,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$629,000	$577,000
Accrued expenses and other current liabilities	526,000	620,000
Right of Use Liability – Operating Leases	34,000	33,000
Wages payable	111,000	107,000
Line of credit	245,000	277,000
PPP Loan	332,000	332,000
Current portion of long-term debt, net of deferred finance costs	1,290,000	75,000
Total current liabilities	3,167,000	2,021,000
Long-term debt/other liabilities, net of current portion & deferred finance costs	0	1,120,000
Right of Use Liability – Operating Leases	31,000	41,000
Total liabilities	3,198,000	3,182,000
COMMITMENTS AND CONTINGENCIES
Stockholders’ Deficit:
Common stock	398,000	377,000
Additional paid-in capital	22,077,000	21,717,000
Accumulated deficit	(23,906,000)	(23,350,000)
Total stockholders’ deficit	(1,431,000)	(1,256,000)
Total liabilities and stockholders’ deficit	$1,767,000	$1,926,000
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